Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Spectral AI, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Primary Offering
Fees to be Paid	Equity	Common Stock Underlying Warrants	457(c)	8,433,231	(2)	$2.67	(3)	$22,616,726.80	0.00014760	$3,338.29	(4)

Secondary Offering
	Equity	Common Stock	457(c)	10,069,748	(2)	$2.67	(3)	$26,886,227.20	0.00014760	$3,968.41	(4)
Fees Previously Paid	-	-	-	-		-		-		-
Carry Forward Securities
Carry Forward Securities	-	-	-	-				-				-	-	-	-
	Total Offering Amounts									$7,306.70
	Total Fees Previously Paid									-
	Total Fee Offsets									-
	Net Fee Due									$7,306.70

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents the sum of (a) up to 8,623,081 shares of Class A common stock, par value $0.0001 per share (“Common Stock”) issued in connection with the closing (the “Closing”) of the Business Combination (the “Business Combination”), (b) up to 880,000 shares of Common Stock that were originally issued to Rosecliff Acquisition Sponsor I LLC (the “Sponsor”) and the independent directors of Rosecliff Acquisition Corp I (“RCLF,” and together with the Sponsor, the “Initial Holders”) in the form of founder shares prior to the RCLF’s initial public offering (the “RCLF IPO”), and (c) up to 566,667 shares of Common Stock that were issued to certain service providers of the Company in connection with the Closing, in each case, as further described in the prospectus forming part of this registration statement.

(3)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Common Stock on the Nasdaq Stock Market LLC (“Nasdaq”) on October 24, 2023 ($2.67 per share), in accordance with Rule 457(c) of the Securities Act.

(4)	Calculated pursuant to Rule 457 of the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.00014760.